UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           CALIFORNIA AMPLIFIER, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    129900106
                              --------------------
                                 (CUSIP Number)

                                December 31, 1999
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / X / Rule 13d-1(b)
      /   / Rule 13d-1(c)
      /   / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 129900106

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Quaker Capital Management Corporation
      --------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group
      (a)
            -----
      (b)     X
            -----

3.    SEC Use Only
                        --------------------------------------------------------

4.    Citizenship or Place of Organization                  Pennsylvania
                                                            --------------------

Number of         5.    Sole Voting Power                         0
Shares                                                      --------------------
Beneficially      6.    Shared Voting Power                       0
Owned by                                                    --------------------
Each Reporting    7.    Sole Dispositive Power                    0
Person With:                                                --------------------
                  8.    Shared Dispositive Power                  0
                                                            --------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      0
      ---------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares
                  --------


11.   Percent of Class Represented by Amount in Row (9)            0.00%
                                                            --------------------

12.   Type of Reporting Person                                     IA
                                                            --------------------



                               Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 129900106


Item 1.

      (a)   Name of Issuer

            California Amplifier, Inc.
            --------------------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices

            460 Calle San Pablo, Camarillo, CA 93012
            --------------------------------------------------------------------
Item 2.

      (a)   Name of Persons Filing

            Quaker Capital Management Corporation
            --------------------------------------------------------------------

      (b)   Address of Principal Business Office or, if none,
            Residence

            401 Wood Street, Suite 1300, Pittsburgh, PA  15222
            --------------------------------------------------------------------

      (c)   Citizenship

            Pennsylvania, USA
            --------------------------------------------------------------------

      (d)   Title of Class of Securities

            Common Stock
            --------------------------------------------------------------------

      (e)   CUSIP Number

            129900106
            --------------------------------------------------------------------



                               Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 129900106


Item 3.     If this  statement  is  filed   pursuant  to  ss.ss.240.13d-1(b)  or
            240.13d-2(b) or (c), check whether the person filing is a:

   (a)   /   /    Broker of dealer registered under section 15 of the Act;

   (b)   /   /    Bank as defined in section 3(a)(6) of the Act;

   (c)   /   /    Insurance company as defined in section 3(a)(19) of the Act;

   (d)   /   /    Investment  company   registered  under  section   8  of   the
                  Investment Company Act of 1940;

   (e)   / X /    An investment adviser  in  accordance  with ss.240.13d-1(b)(l)
                  (ii)(E);

   (f)   /   /    An employee benefit plan or endowment fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

   (g)   /   /    A parent holding company or control person in accordance  with
                  ss.240.13d-1(b)(1)(ii)(G);

   (h)   /   /    A savings association as  defined  in   Section 3(b)  of   the
                  Federal Deposit Insurance Act;

   (i)   /   /    A  church  plan  that  is excluded  from the  definition of an investment  company under section  3(c)(14) of the  Investment
                  Company Act of 1940;

   (j)   /   /    Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.     Ownership.

            See Sections 5-9 and 11 of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:       X
                                                                  --------------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person



                               Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 129900106



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                               Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 129900106


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              QUAKER CAPITAL MANAGEMENT CORPORATION


                                    February 14, 2000
                                    --------------------------------------------
                                          Date


                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                          Signature


                                    Mark G. Schoeppner, President
                                    --------------------------------------------
                                          Name/Title






                               Page 6 of 6 Pages